Exhibit 4(a)

ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION
OF
FPL GROUP, INC.

        1.    The name of the corporation is FPL Group, Inc. (the "Corporation").

        2.    In accordance with the provisions of Section 607.10025 of the Florida Business Corporation Act, on February 18, 2005, the board of directors of the Corporation approved a division of the Common Stock, $.01 par value, of the Corporation and, in connection therewith, an amendment to the Restated Articles of Incorporation of the Corporation, and no shareholder action was required in accordance with Section 607.10025(2) of the Florida Business Corporation Act.

        3.    The amendment to the Restated Articles of Incorporation of the Corporation being effected hereby does not adversely affect the rights or preferences of the holders of outstanding shares of any class or series and does not result in the percentage of authorized shares that remain unissued after the division exceeding the percentage of authorized shares that were unissued before the division.

        4.    The Common Stock, $.01 par value, is the class of shares subject to the division. Upon the effective date of the division, the 400,000,000 shares of Common Stock, $.01 par value, which the Corporation is authorized to issue prior to the division are to be divided into 800,000,000 shares of Common Stock, $.01 par value, and each share of Common Stock, $.01 par value, issued and outstanding immediately prior to the division shall be divided into two shares of Common Stock, $.01 par value.

        5.    The amendment to the Restated Articles of Incorporation of the Corporation as approved by the board of directors of the Corporation and as effected hereby, is that the text of Section 1 of Article III of the Restated Articles of Incorporation of the Corporation is hereby amended, effective on March 15, 2005, in its entirety to read as follows:

        Section 1.     Authorized Capital Stock. The aggregate number of shares which the Corporation is authorized to issue is 900,000,000 shares, consisting of 100,000,000 shares of Serial Preferred Stock, $.01 par value, and 800,000,000 shares of Common Stock, $.01 par value.

        6.    The division of the Common Stock, $.01 par value, shall become effective at 5:00 P.M., Eastern Time, on March 15, 2005.

        IN WITNESS WHEREOF, the undersigned duly-authorized officer of the Corporation has executed these Articles of Amendment as of this 10th day of March, 2005.

FPL GROUP, INC.
By:	/s/ Edward F. Tancer

Edward F. Tancer
Vice President and General Counsel